Exhibit 99.1

     New York Community Bancorp, Inc. Announces 2004 Annual Meeting Results

     WESTBURY, N.Y.--(BUSINESS WIRE)--May 19, 2004--New York Community Bancorp, Inc. (NYSE: NYB) today announced that its shareholders approved each of the proposals submitted for their consideration at the Annual Meeting of Shareholders, including the election of Donald M. Blake, Thomas A. Doherty, Michael J. Levine, the Honorable Guy V. Molinari, John A. Pileski, and John M. Tsimbinos to the Company's Board of Directors, and the ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ended December 31, 2004.

     New York Community Bancorp, Inc. is the $26.5 billion holding company for New York Community Bank, and the fifth largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 141 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the metropolitan New York region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company and its financial performance is available at its web site, www.myNYCB.com.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420